Exhibit 99.1

Contact:	Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES COMPLETION OF THE ACQUISITION OF ATLAS CARPET MILLS

CHATTANOOGA, Tenn. (March 19, 2014) - The Dixie Group, Inc. (NASDAQ:DXYN) today announced that the Company has completed the previously announced acquisition of Atlas Carpet Mills, a high-end manufacturer and marketer of commercial floorcovering products located in Los Angeles, California.

The acquisition was completed today for an aggregate purchase price of approximately $17.5 million, which included assumption of certain outstanding purchase orders of Atlas, the payoff of existing debt, and a cash payment.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.